  As filed with the Securities and Exchange Commission on February 25, 1999
                                                          Registration No. 333-
===============================================================================

                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                                      FORM S-3
                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933

                        EQUITY RESIDENTIAL PROPERTIES TRUST
        (Exact name of registrant as specified in its governing instrument)

            Maryland                                   13-3675988
     (State of Organization)           (I.R.S. Employer Identification Number)

                        Two North Riverside Plaza, Suite 400
                              Chicago, Illinois 60606
                      (Address of principal executive offices)

                                 Douglas Crocker II
                       President and Chief Executive Officer
                        Equity Residential Properties Trust
                        Two North Riverside Plaza, Suite 400
                              Chicago, Illinois 60606
                      (Name and address of agent for service)

                                     COPIES TO:
                              William C. Hermann, Esq.
                           Rosenberg & Liebentritt, P.C.
                       Two North Riverside Plaza, Suite 1600
                              Chicago, Illinois  60606
                                   (312) 466-3612

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                                             CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
                                                                                        PROPOSED    PROPOSED
                                                                                         MAXIMUM     MAXIMUM
                                                                                        AGGREGATE   AGGREGATE    AMOUNT OF
                             TITLE OF CLASS                               AMOUNT TO BE  PRICE PER    OFFERING   REGISTRATION
                     OF SECURITIES BEING REGISTERED                        REGISTERED   SHARE(1)    PRICE (1)       FEE(1)
-----------------------------------------------------------------------------------------------------------------------------
 Common Shares of Beneficial Interest, $.01 par value per share........    1,262,264    $40.3125    $50,885,018    $14,146
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      (footnote on next page)

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
===============================================================================

(footnote from previous page)

(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales prices on the New York Stock Exchange on February 19, 1999.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This prospectus is neither an offer to sell nor a solicitation of an offer to buy these securities in any jurisdiction where such offer or sale is unlawful.

                               SUBJECT TO COMPLETION
                              DATED FEBRUARY 25, 1999



PROSPECTUS



                                  1,262,264 SHARES
                        EQUITY RESIDENTIAL PROPERTIES TRUST
                        COMMON SHARES OF BENEFICIAL INTEREST


     The persons listed below, who may become shareholders of Equity Residential Properties Trust, may offer and sell from time to time up to 1,262,264 of our common shares of beneficial interest under this prospectus. In this prospectus we refer to these persons as the selling shareholders. We may issue up to 1,262,264 common shares to the selling shareholders, upon their request, in exchange for their 1,262,264 units of limited partnership interest in ERP Operating Limited Partnership, our operating partnership.
Our registration of these common shares is not meant to imply that the selling shareholders will offer or sell any of these common shares. We will receive no proceeds from any sale of common shares by a selling shareholder.

     The selling shareholders may offer their common shares through public or private transactions, on or off the New York Stock Exchange, at prevailing market prices, or at privately negotiated prices. The selling shareholders may sell their common shares directly or through agents or broker-dealers acting as principal or agent, or in a distribution by underwriters.

     The common shares are listed on the New York Stock Exchange under the symbol "EQR".

                             --------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             --------------------

                 The date of this prospectus is February __, 1999.

                                 TABLE OF CONTENTS


                                                                          Page
                                                                          ----
 Special Note Regarding Forward-Looking Statements . . . . . . . . . .      3
 Available Information . . . . . . . . . . . . . . . . . . . . . . . .      3
 Incorporation of Certain Documents By Reference . . . . . . . . . . .      3
 The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
 No Proceeds to the Company  . . . . . . . . . . . . . . . . . . . . .      5
 Selling Shareholders  . . . . . . . . . . . . . . . . . . . . . . . .      5
 Federal Income Tax Considerations . . . . . . . . . . . . . . . . . .      8
 Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . .     14
 Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     14
 Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15

                 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Information contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"). We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in that section. These forward-looking statements relate to, without limitation, our anticipated future economic performance, our plans and objectives for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking words such as "may," "will," "should," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terms. The cautionary statements under the caption "Risk Factors" contained in our Current Report on Form 8-K dated February 24, 1999, which is incorporated herein by reference, and other similar statements contained in this prospectus or any accompanying prospectus supplement identify important factors with respect to forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

                               AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, we are required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may inspect and copy these reports, proxy statements and other information at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may also obtain copies of the reports, proxy statements and other information from the Public Reference Section of the Commission, Washington, D.C. 20549, upon payment of prescribed rates, or in certain cases by accessing the Commission's World Wide Web site at http://www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Our common shares are listed on the New York Stock Exchange under the symbol "EQR". Our reports, proxy statements and other information are also available for inspection at the offices of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005.

     We have filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this prospectus is a part, under the Securities Act, with respect to the securities covered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, we refer the reader to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by this reference and the exhibits and schedules thereto. For further information about us and the common shares covered by this prospectus, we refer the reader to the Registration Statement and these exhibits and schedules which may be obtained from the Commission.

                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We have filed the documents listed below with the Commission under the Exchange Act and these documents are incorporated into this prospectus by reference:

     a. Annual Report on Form 10-K for the year ended December 31, 1997, as amended.

     b. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

     c. Second Amended and Restated Declaration of Trust (the "Declaration of Trust") filed as Exhibit 3.1 to our Current Report on Form 8-K dated May 30, 1997, as amended or supplemented from time to time.

     d.   Second Amended and Restated Bylaws (the "Bylaws"), filed as Exhibit
          3.2 to our Current Report on Form 8-K, dated May 30, 1997.

     e. Definitive Proxy Statement relating to our Annual Meeting of Shareholders dated March 30, 1998.

     f.   Joint Proxy Statement/Prospectus dated April 25, 1997.

     g. Joint Proxy Statement/Prospectus/Information Statement dated September 14, 1998.

     h. Description of our common shares contained in our registration statement on Form 8-A/A dated August 10, 1993.

     i. Description of certain risk factors relating to an investment in our securities contained in our Current Report on Form 8-K dated February 24, 1999.

     j.   Current Reports on Form 8-K dated March 12, 1997, March 17, 1997,
          May 20, 1997, August 15, 1997, September 10, 1997, September 17, 1997,
          October 9, 1997, December 23, 1997, June 25, 1998, July 8, 1998,
          July 23, 1998, August 11, 1998 and October 19, 1998, and our Current Reports on Form 8-K/A dated October 9, 1997 and July 23, 1998.

     All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of all common shares under this prospectus will also be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing those documents.

     Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein will be modified or superseded by inconsistent statements in any document we file in the future that will be deemed incorporated by reference herein, including any prospectus supplement that supplements this prospectus. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any accompanying prospectus supplement. Subject to the foregoing, all information appearing in this prospectus and each accompanying prospectus supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

     We will provide, without charge, copies of all documents that are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) to each person, including any beneficial owner, to whom this prospectus is delivered upon written or oral request. Requests should be directed to Equity Residential Properties Trust, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attention: Cynthia McHugh (telephone number: (312) 474-1300).

     UNLESS OTHERWISE INDICATED, WHEN USED HEREIN, THE TERMS "WE" AND "US" REFER TO EQUITY RESIDENTIAL PROPERTIES TRUST, A MARYLAND REAL ESTATE INVESTMENT TRUST, AND ITS SUBSIDIARIES, INCLUDING ERP OPERATING LIMITED PARTNERSHIP, ITS OPERATING PARTNERSHIP.

                                    THE COMPANY

     We are an equity real estate investment trust, or REIT, formed to continue the multifamily property business objectives and acquisition strategies of certain affiliated entities controlled by Mr. Samuel Zell, Chairman of our Board of Trustees. We are the managing general partner of ERP Operating Limited Partnership, our operating partnership. We own, administer and manage all of our assets and conduct substantially all of our business through the operating partnership and its subsidiaries.

     Our executive offices are located at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, and its telephone number is (312) 474-1300.

                             NO PROCEEDS TO THE COMPANY

     We will not receive any of the proceeds from sales of common shares offered by the selling shareholders. We will pay all of the costs and expenses incurred in connection with the registration under the Securities Act of the offering made hereby, other than any brokerage fees and commissions, fees and disbursements of legal counsel for the selling shareholders and share transfer and other taxes attributable to the sale of the offered common shares, which will be paid by the selling shareholders.

                                 SELLING SHAREHOLDERS

     We may issue up to 1,262,264 of common shares to the selling shareholders who currently hold 1,262,264 units of limited partnership interest in our operating partnership, if and to the extent that the selling shareholders exchange their units of limited partnership interest and we issue common shares to them in exchange therefor. Following our issuance of these shares, the selling shareholders may resell the common shares covered by this prospectus as provided under the Plan of Distribution section of this prospectus or as described in an applicable prospectus supplement. The following table provides the name of each selling shareholder, the number of common shares to be owned upon exchange of such units of limited partnership interest by each selling shareholder before any offering to which this prospectus relates, and the number of common shares that may be offered by each selling shareholder. Assuming the redemption of all units of limited partnership held by each selling shareholder, the number of common shares set forth in the following table is also the number of common shares owned by each selling shareholder prior to the offering. Because the selling shareholders may sell all or some of their offered common shares, no estimate can be made of the number of offered common shares that will be sold by the selling shareholders or that will be owned by the selling shareholders upon completion of the offering. There is no assurance that the selling shareholders will sell any of the offered common shares. The common shares covered by this prospectus represent approximately 0.96% of the total common shares (assuming exchange of all outstanding units of limited partnership interest for common shares) outstanding as of January 31, 1999.


                                                                                        NUMBER OF
                                                                                      COMMON SHARES
NAME OF SELLING SHAREHOLDER                                                     OWNED AND OFFERED HEREBY
J. Ronald Terwilliger ..............................................................       170,502 (1)
TCF Residential Partnership, Ltd....................................................       132,079 (2)
Lansing-Sierra Associates, L.P......................................................        90,445
Douglas Hoeksema....................................................................        88,940
Leonard W. Wood Family Limited Partnership..........................................        87,705 (3)
Susan A. Hoeksema...................................................................        81,962
CFP Residential, L.P. ..............................................................        74,396 (2)
CPM Investment Company, LLC.........................................................       111,226
TCR-Brookfield Limited Partnership .................................................        68,456
Warren J. Durkin, Jr................................................................        51,404
Taxman Family Limited Partnership...................................................        44,305
J. Ronald Terwilliger Grantor Trust.................................................        23,378 (4)
Randy J. Pace.......................................................................        20,173
TCR-Bloomingdale Limited Partnership ...............................................        21,410
Edward O. Wood, Jr..................................................................        18,044
Plum Tree Limited Partnership ......................................................        20,365 (2)
Mandel Properties Services, Inc.....................................................        16,786
Speicher Family Trust...............................................................        15,607
JRT Holdings, Inc...................................................................        14,245 (5)
TCR-Plum Tree Phase III Limited Partnership ........................................        14,792
Clifford Breining...................................................................         9,457
LWW Holdings, Inc...................................................................         8,796 (6)
Guy Weill...........................................................................         6,014
Bruce R. Fairty.....................................................................         5,752
Terrence C. Golden..................................................................         5,742
Edward A. Storey....................................................................         4,999
David J. Elwell.....................................................................         4,333
Arthur Hill.........................................................................         4,134
TCR-Glenlake Club Limited Partnership...............................................         3,902
Ronald J. Gafford...................................................................         3,093
Dwight C. Baum and Hildegard E. Baum Trust..........................................         3,007
John S. Carter......................................................................         3,007
Edwin K. Hoffman....................................................................         3,007
Kenneth McCormick...................................................................         3,007
Joel M. Goldfrank...................................................................         3,007
David Benjamin......................................................................         2,894
Dennis Fitzharris...................................................................         2,757
Estate of Robert E. Springer........................................................         2,068
John T. Dealy.......................................................................         1,503
Steven A. Karpf.....................................................................         1,503 (7)
A. Eugene Kohn......................................................................         1,503
Peter E. Bronstein..................................................................         1,503
Arthur Hauspurg.....................................................................         1,378
Peter Hauspurg......................................................................         1,378
Russell Pellicano...................................................................         1,378
William and Marta Ray...............................................................         1,000
Balcones Club Associates............................................................           989
Donald E. Conover...................................................................           751
Thomas M. Yamin.....................................................................           751
Royal Taxman........................................................................           662
GT of Wisconsin, Inc................................................................           662
Gary Taxman.........................................................................           662
Marcus E. Bromley...................................................................           437
TCR-Ravinia Limited Partnership ....................................................           259


                                                                                        NUMBER OF
                                                                                      COMMON SHARES
NAME OF SELLING SHAREHOLDER                                                     OWNED AND OFFERED HEREBY

TCR-Carlson Lakes Limited Partnership ..............................................           197
Lewis Topper........................................................................           138
Hy Manton...........................................................................           138
Philip Levy.........................................................................           138
Jeffrey Gilbert.....................................................................           138
                                                                                         ---------
                                                                                         1,262,264
                                                                                         ---------
                                                                                         ---------


______________________

(1) Does not include 23,378 shares that may be owned upon an exchange of units by the J. Ronald Terwilliger Grantor Trust, of which Mr. Terwilliger is the trustee, or 14,245 shares that may be owned upon an exchange of units by JRT Holdings, Inc., of which Mr. Terwilliger is the President. Also does not include an aggregate of 129,381 shares that may be owned upon an exchange of units by any of Plum Tree Limited Partnership, TCR-Plum Tree Phase III Limited Partnership, TCR-Brookfield Limited Partnership, TCR-Ravinia Limited Partnership, TCR-Bloomingdale Limited Partnership, TCR-Carlson Lakes Limited Partnership or TCR-Glenlake Club Limited Partnership, of which Mr. Terwilliger is the President of the general partner.

(2) The general partner of both TCF Residential Partnership, Ltd. and Plum Tree Limited Partnership is Mill Spring Holdings, Inc. The general partner of CFP Residential, L.P. is Crow Family, Inc. Harlan R. Crow is the Chief Executive Officer of each of Mill Spring Holdings, Inc. and Crow Family, Inc.

(3) Does not include 8,796 shares that may be owned upon an exchange of units by LWW Holdings, Inc. Leonard W. Wood is the President of each of the general partner of the Leonard W. Wood Family Limited Partnership and LWW Holdings, Inc.

(4) Does not include 142,139 shares that may be owned upon an exchange of units by J. Ronald Terwilliger, who is the trustee of the J. Ronald Terwilliger Grantor Trust.

(5) Does not include 142,139 shares that may be owned upon an exchange of units by J. Ronald Terwilliger, who is the President of JRT Holdings, Inc.

(6) Does not include 87,705 shares that may be owned upon an exchange of units by the Leonard W. Wood Family Limited Partnership. Leonard W. Wood is the President of each of the general partner of the Leonard W. Wood Family Partnership and LWW Holdings, Inc.

(7) Mr. Karpf has informed us that he also owns an additional 762 of our common shares.

                          FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following discussion summarizes all of the federal income tax considerations material to a holder of common shares. It is not exhaustive of all possible tax considerations. For example, it does not give a detailed discussion of any state, local or foreign tax considerations. The following discussion also does not address all tax matters that may be relevant to prospective shareholders in light of their particular circumstances. Moreover, it does not address all tax matters that may be relevant to shareholders who are subject to special treatment under the tax laws, such as insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States. The specific tax attributes of a particular shareholder could have a material impact on the tax considerations associated with the purchase, ownership and disposition of common shares. Therefore, it is essential that each prospective shareholder consult with his or her own tax advisors with regard to the application of the federal income tax laws to the shareholder's personal tax situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

OUR TAXATION

     We elected REIT status beginning with the year that ended December 31, 1992. In any year in which we qualify as a REIT, we generally will not be subject to federal income tax on the portion of our REIT taxable income or capital gain that we distribute to our shareholders. This treatment substantially eliminates the double taxation that applies to most corporations, which pay a tax on their income and then distribute dividends to shareholders who are in turn taxed on the amount they receive. However, we will be subject to federal income tax at regular corporate rates upon our REIT taxable income or capital gain that we do not distribute to our shareholders. We also may be subject to the corporate "alternate minimum tax" on items of preference under this alternative tax regime. In addition, we will be subject to a 4% excise tax if we do not satisfy specific REIT distribution requirements. Moreover, we may be subject to taxes in certain situations and on certain transactions that we do not presently contemplate.

     If we fail to qualify for taxation as a REIT in any taxable year, we
will be subject to tax on our taxable income at regular corporate rates.   We
also may be subject to the corporate "alternate minimum tax." As a result, our failure to qualify as a REIT would significantly reduce the cash we have available to distribute to our shareholders. Unless entitled to statutory relief, we would be disqualified from qualification as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether we would be entitled to statutory relief.

     Our qualification and taxation as a REIT depend on our ability to satisfy various requirements under the Internal Revenue Code. We are required to satisfy these requirements on a continuing basis through actual annual operating and other results. These requirements relate to the sources of our gross income, the composition of our assets, the amount of dividends we pay to shareholders, the diversity of our share ownership, and other aspects of our operations. The purpose of these requirements is to allow the tax benefit of REIT status only to companies that:

     (i) primarily own, and primarily derive income from, real estate-related assets and certain other assets which are passive in nature, and

     (ii) distribute 95% of their taxable income, computed without regard to net capital gain, to shareholders.

We believe that we have qualified as a REIT for all of our taxable years beginning with 1992. We also believe that our current structure and method of operation is such that we will continue to qualify as a REIT. However, we cannot guarantee that the actual results of our operations have satisfied or will satisfy the requirements under the Internal Revenue Code.

     Hogan & Hartson L.L.P., our special tax counsel, has provided an opinion to the effect that we were organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code for each of our taxable years beginning in 1992. The opinion also provides that our current organization and method of operation should enable us to continue to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion is based on various assumptions and factual representations relating to our organization and our prior and expected operations. In each case, these representations include representations about our predecessors. Hogan & Hartson L.L.P. will not review our compliance with these requirements on a continuing basis.

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

     GENERAL. If we qualify as a REIT, distributions made to our taxable domestic shareholders with respect to their common shares, other than capital gain distributions, will be treated as ordinary income to the extent that the distributions come out of earnings and profits. These distributions will not be eligible for the dividends received deduction for shareholders that are corporations. In determining whether distributions are out of earnings and profits, we will allocate our earnings and profits first to preferred shares and second to the common shares. We cannot guarantee that we will have sufficient earnings and profits to cover distributions on the preferred shares.

     Distributions made by us that we properly designate as capital gain dividends will be taxable to taxable domestic shareholders as gain from the sale or exchange of a capital asset held for more than one year. This treatment applies only to the extent that the designated distributions do not exceed our actual net capital gain for the taxable year. It applies regardless of the period for which a domestic shareholder has held his or her common shares. Despite this general rule, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     On November 10, 1997, the IRS issued IRS Notice 97-64, which provides generally that we may classify portions of our designated capital gains dividend as a 20% rate gain distribution, an unrecaptured Section 1250 gain distribution, or a 28% rate gain distribution. If no designation is made, the notice provides that the entire designated capital gain dividend will be treated as a 28% rate gain distribution. As the names suggest, a 20% rate gain distribution would be taxable to taxable domestic shareholders who are individuals, estates or trusts at a maximum rate of 20% and a 28% rate gain distribution would be taxable to taxable domestic shareholders who are individuals, estates or trusts at a maximum rate of 28%. An unrecaptured
Section 1250 gain distribution would be taxable to taxable domestic shareholders who are individuals, estates or trusts at a maximum rate of 25%.
 On July 22, 1998, as part of the IRS Restructuring Act, the holding period requirement for the application of the 20% and 25% capital gain tax rates was reduced to 12 months from 18 months for sales of capital gain assets on or after January 1, 1998. This change effectively eliminated the 28% capital gain tax bracket. It is expected that the IRS will issue clarifying guidance, most likely applying the same principles set forth in Notice 97-64, regarding a REIT's designation of capital gain dividends in light of the new holding period requirements.

     If, for any taxable year, we elect to designate as capital gain dividends any portion of the dividends paid or made available for the year to holders of all classes of shares of beneficial interest, then the portion of the capital gains dividends that will be allocable to the holders of common shares will be the total capital gain dividends multiplied by a fraction.
The numerator of the fraction will be the total dividends paid or made available to the holders of the common shares for the year. The denominator of the fraction will be the total dividends paid or made available to holders of all classes of shares of beneficial interest. To the extent we make distributions in excess of earnings and profits, these distributions will be treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder's common shares by the amount of the distribution. Distributions in excess of the shareholder's tax basis taxable will be treated as capital gains if the common shares are held as a capital asset. In addition, any dividend we declare in October, November or December of any year and payable to a shareholder of record on a specific date in one of these months will be treated as both paid by us and received by the shareholder on December 31 of that year, provided that we actually pay the dividend during January of the following year. Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses.

     In general, a shareholder will recognize gain or loss for federal income tax purposes on the sale or other disposition of common shares in an amount equal to the difference between:

     (i) the amount of cash and the fair market value of any property received in the sale or other disposition, and

     (ii) the shareholder's adjusted tax basis in the common shares.

The gain or loss will be capital gain or loss if the common shares were held as a capital asset. Generally, the capital gain or loss will be long-term capital gain or loss if the common shares were held for more than one year. The Taxpayer Relief Act of 1997 allows the IRS to issue regulations relating to the manner in which capital gain rates will apply to sales of capital assets by REITs and to sales of interests in REITs. The IRS has not issued these regulations. However, if the IRS does issue these regulations, they could affect the taxation of gain and loss realized on the disposition of common shares. Shareholders are urged to consult with their own tax advisors with respect to the rules contained in the Taxpayer Relief Act.

     In general, a loss recognized by a shareholder upon the sale of common shares that were held for six months or less, determined after applying certain holding period rules, will be treated as long-term capital loss to the extent that the shareholder received distributions that were treated as long-term capital gains. For shareholders who are individuals, trusts and estates, the long-term capital loss will be apportioned among the applicable long-term capital gain rates to the extent that distributions received by the shareholder were previously so treated.

     We may elect to require shareholders to include our undistributed net capital gains in their income. If we make this election, shareholders will include in their income as long-term capital gains their proportionate share of these gains. Shareholders will be treated as having paid their proportionate share of the tax paid by us on these gains. Accordingly, they will receive a credit or refund for the amount. Shareholders will increase the basis in their common shares by the difference between the amount of capital gain included in their income and the amount of the tax they are treated as having paid. Our earnings and profits will be adjusted appropriately.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Most tax-exempt organizations are not subject to federal income tax except to the extent of their unrelated business taxable income, which is often referred to as UBIT. Unless a tax-exempt shareholder holds its common shares as debt financed property or uses the common shares in an unrelated trade or business, distributions to the shareholder should not constitute UBIT. Similarly, if a tax-exempt shareholder sells common shares, the income from the sale should not constitute UBIT unless the shareholder held the shares as debt financed property or used the shares in a trade or business.

     However, for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans, income from owning or selling common shares will constitute UBIT unless the organization is able to properly deduct amounts set aside or placed in reserve so as to offset the income generated by its investment in common shares. These shareholders should consult their own tax advisors concerning these set aside and reserve requirements which are set forth in the Internal Revenue Code.

     In addition, certain pension trusts that own more than 10% of a pension-held REIT must report a portion of the distributions that they receive from the REIT as UBIT. We have not been and do not expect to be treated as a pension-held REIT for purposes of this rule.

TAXATION OF FOREIGN SHAREHOLDERS

     The following is a discussion of certain anticipated United States federal income tax consequences of the ownership and disposition of common shares applicable to a foreign shareholder. It is based on current law and is for general information only. A "foreign shareholder" is any person other than:

     (i)   a citizen or resident of the United States,

     (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof, or

     (iii) an estate or trust whose income is includable in gross income for United States federal income tax purposes regardless of its source.

     DISTRIBUTIONS BY US. Distributions by us to a foreign shareholder that are neither attributable to gain from sales or exchanges by us of United
States real property interests nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our earnings and profits. These distributions ordinarily will be subject to withholding of United States federal income tax on a gross basis at a 30% rate, or a lower treaty rate, unless the dividends are treated as effectively connected with the conduct by the foreign shareholder of a United States trade or business. Please note that under certain treaties lower withholding rates generally applicable to dividends do not apply to dividends from REITs. Dividends that are effectively connected with a United States trade or business will be subject to tax on a net basis at graduated rates, and are generally not subject to withholding. Certification and disclosure requirements must be satisfied before a dividend is exempt from withholding under this exemption. A foreign shareholder that is a corporation also may be subject to an additional branch profits tax at a 30% rate or a lower treaty rate.

     We expect to withhold United States income tax at the rate of 30% on any distributions made to a foreign shareholder unless:

     (i) a lower treaty rate applies and any required form or certification evidencing eligibility for that reduced rate is filed with us, or

     (ii) the foreign shareholder files an IRS Form 4224 with us claiming that the distribution is effectively connected income.

     A distribution in excess of our current or accumulated earnings and profits will not be taxable to a foreign shareholder to the extent that the distribution does not exceed the adjusted basis of the shareholder's common shares. Instead, the distribution will reduce the adjusted basis of the common shares. To the extent that the distribution exceeds the adjusted basis of the common shares, it will give rise to gain from the sale or exchange of the shareholder's common shares. The tax treatment of this gain is described below.

     As a result of a legislative change made by the Small Business Job Protection Act of 1996, it appears that we will be required to withhold 10% of any distribution in excess of our earnings and profits. Consequently, although we intend to withhold at a rate of 30%, or a lower applicable treaty rate, on the entire amount of any distribution, to the extent that we do not do so, distributions will be subject to withholding at a rate of 10%. However, a foreign shareholder may seek a refund of the withheld amount from the IRS if it subsequently determined that the distribution was, in fact, in excess of our earnings and profits, and the amount withheld exceeded the foreign shareholder's United States tax liability with respect to the distribution.

     Distributions to a foreign shareholder that we designate at the time of the distributions as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally will not be subject to United States federal income taxation unless:

     (i) the investment in the common shares is effectively connected with the foreign shareholder's United States trade or business, in which case the foreign shareholder will be subject to the same treatment as domestic shareholders, except that a shareholder that is a foreign corporation may also be subject to the branch profits tax, as discussed above, or

     (ii) the foreign shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

     Under the Foreign Investment in Real Property Tax Act, which is known as FIRPTA, distributions to a foreign shareholder that are attributable to gain from sales or exchanges of United States real property interests will cause the foreign shareholder to be treated as recognizing the gain as income effectively connected with a United States trade or business. This rule applies whether or not a distribution is designated as a capital gain dividend. Accordingly, foreign shareholders generally would be taxed on these distributions at the same rates applicable to U.S. shareholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. In addition, a foreign corporate shareholder might be subject to the branch profits tax discussed above. We are required to withhold 35% of any these distributions. The withheld amount can be credited against the foreign shareholder's United States federal income tax liability.

     Although the law is not entirely clear on the matter, it appears that amounts we designate as undistributed capital gains in respect of the common shares held by U.S. shareholders would be treated with respect to foreign shareholders in the same manner as actual distributions of capital gain dividends. Under that approach, foreign shareholders would be able to offset as a credit against the United States federal income tax liability their proportionate share of the tax paid by us on these undistributed capital gains. In addition, foreign shareholders would be able to receive from the IRS a refund to the extent their proportionate share of the tax paid by us were to exceed their actual United States federal income tax liability.

     SALES OF COMMON SHARES. Gain recognized by a foreign shareholder upon the sale or exchange of common shares generally will not be subject to United States taxation unless the shares constitute a "United States real property interest" within the meaning of FIRPTA. The common shares will not constitute a United States real property interest so long as we are a domestically controlled REIT. A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by foreign shareholders. We believes that we are a domestically controlled REIT. Therefore, we believe that the sale of common shares will not be subject to taxation under FIRPTA. However, because common shares and preferred shares are publicly traded, we cannot guarantee that we will continue to be a domestically controlled REIT. In any event, gain from the sale or exchange of common shares not otherwise subject to FIRPTA will be taxable to a foreign shareholder if either:

     (i) the investment in the common shares is effectively connected with the foreign shareholder's United States trade or business, in which case the foreign shareholder will be subject to the same treatment as domestic shareholders with respect to the gain, or

     (ii) the foreign shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

     Even if we do not qualify as or cease to be a domestically controlled REIT, gain arising from the sale or exchange by a foreign shareholder of common shares still would not be subject to United States taxation under FIRPTA as a sale of a United States real property interest if:

     (i) the class or series of shares being sold is "regularly traded," as defined by applicable IRS regulations, on an established securities market such as the New York Stock Exchange, and

     (ii) the selling foreign shareholder owned 5% or less of the value of the outstanding class or series of shares being sold throughout the five-year period ending on the date of the sale or exchange.

     If gain on the sale or exchange of common shares were subject to taxation under FIRPTA, the foreign shareholder would be subject to regular United States income tax with respect to the gain in the same manner as a taxable U.S. shareholder, subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the branch profits tax in the case of foreign corporations. The purchaser of the common shares would be required to withhold and remit to the IRS 10% of the purchase price.

OTHER TAX CONSIDERATIONS

     CLINTON ADMINISTRATION PROPOSAL. The Clinton Administration's fiscal year 2000 budget proposal was announced on February 1, 1999. One part of the proposed budget would amend the tax rules relating to the composition of a REIT's assets. Under current law, a REIT is precluded from owning more than 10% of the outstanding voting securities of any one issuer, other than a wholly-owned subsidiary or another REIT. Under to the Clinton administration proposal, a REIT would remain subject to the current restriction and would be precluded from owning more than 10% of the VALUE of all classes of stock of any covered issuer.

     The Clinton proposal also contains an exception to both the 10% asset test described above and a second REIT asset test which precludes any one issuer's securities owned by a REIT to exceed 5% of the REIT's total assets. This exception would allow a REIT to have "qualified independent contractor subsidiaries," which could perform services for tenants and other customers that a REIT currently cannot perform, and "qualified business subsidiaries," which could undertake third-party management and development activities as well as other non-real estate related activities. Collectively, these two types of entities are called "taxable REIT subsidiaries." Under the proposal, no more than 15% of a REIT's total assets could consist of taxable REIT subsidiaries and no more than 5% of a REIT's total assets could consist of qualified independent contractor subsidiaries. In addition, a taxable REIT subsidiary would not be entitled to deduct any interest on debt funded directly or indirectly by the REIT. If the proposal is enacted, a REIT could combine and convert existing corporate subsidiaries into taxable REIT subsidiaries tax-free for a limited period of time. After the effective date of the proposal and any applicable transition period, the 10% vote or value test would apply to our corporate subsidiaries, other than wholly owned corporate subsidiaries, that do not convert into "taxable REIT subsidiaries." It is presently uncertain whether this proposal, or any other proposal regarding REIT subsidiaries, will be enacted.

     OUR MANAGEMENT COMPANY SUBSIDIARIES. A portion of the cash to be used by our operating partnership to fund distributions to us is expected to come from payments of dividends on non-voting stock of management companies held by the operating partnership. The management companies pay federal and state income tax at the full applicable corporate rates. They will attempt to minimize the amount of these taxes, but we cannot guarantee whether or the extent to which measures taken to minimize these taxes will be successful. To the extent that the management companies are required to pay taxes, the cash available for distribution by us to shareholders will be reduced accordingly.

     STATE AND LOCAL TAXES. We and our shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of us and our shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in common shares.

                                PLAN OF DISTRIBUTION

     Any of the selling shareholders may from time to time, in one or more transactions, sell all or a portion of the offered common shares on the New York Stock Exchange, in the over-the-counter market, on any other national securities exchange on which the common shares are listed or traded, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the offered common shares from time to time will be determined by the selling shareholders and, at the time of such determination, may be higher or lower than the market price of the common shares on the New York Stock Exchange. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a selling shareholder or from purchasers of offered common shares for whom they may act as agents, and underwriters may sell offered common shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Under agreements that may be entered into by us, underwriters, dealers and agents who participate in the distribution of offered common shares may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The offered common shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the offered common shares may be sold include: (a) a block trade in which the broker-dealer so engaged will attempt to sell the offered common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of the New York Stock Exchange; (e) privately negotiated transactions; and (f) underwritten transactions. The selling shareholders and any underwriters, dealers or agents participating in the distribution of the offered common shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the offered common shares by the selling shareholders and any commissions received by any such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

     When a selling shareholder elects to make a particular offer of offered common shares, a prospectus supplement, if required, will be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from such selling shareholder and any other required information.

     In order to comply with the securities laws of certain states, if applicable, the offered common shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the offered common shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

     We have agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the offered common shares, including, without limitation, all registration and filing fees, printing expenses and fees and disbursements of our counsel and accountants. The selling shareholders will pay any brokerage fees and commissions, fees and disbursements of their legal counsel and share transfer and other taxes attributable to the sale of the offered common shares. We have also agreed to indemnify each of the selling shareholders and their respective officers, directors and trustees and each person who controls (within the meaning of the Securities Act) such selling shareholder against certain losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering. Each of the selling shareholders has agreed to indemnify us and our officers and trustees and each person who controls (within the meaning of the Securities Act) our company against any losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering with respect to written information furnished to us by such selling shareholder; PROVIDED, HOWEVER, that the indemnification obligation is several, not joint, as to each selling shareholder.

                                      EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule appearing in our Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Form 10-K/A, at December 31, 1997 and 1996 and for each of the two years in the period ended December 31, 1997; the consolidated financial statements of Evans Withycombe Residential, Inc. and its subsidiaries appearing in our Current Report on Form 8-K, dated September 10, 1997; the consolidated financial statements of Wellsford Residential Property Trust and its subsidiaries incorporated by reference in our Joint Proxy Statement/Prospectus dated April 25, 1997; and the Statements of Revenue and Certain Expenses of certain properties that were acquired or were expected to be acquired in 1997 or 1998, appearing in our Current Reports on Form 8-K or 8-K/A dated May 20, 1997, August 15, 1997, September 17, 1997, October 9, 1997 and June 25, 1998; as set forth in their reports which are incorporated in this prospectus by reference. Our consolidated financial statements, the consolidated financial statements of Evans Withycombe Residential, Inc. and Wellsford Residential Property Trust and the statements of revenue and certain expenses are incorporated by reference in reliance on their reports, given on their authority as experts in accounting and auditing.

     The consolidated financial statements of Merry Land & Investment Company, Inc. appearing in our Current Report on Form 8-K, dated July 23, 1998 were audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated in this Registration Statement in reliance upon the authority of said firm as experts in accounting and auditing.

     Our consolidated financial statements appearing in our Annual Report (on Form 10-K for the year ended December 31, 1997) for the year ended December 31, 1995 incorporated herein by reference have been audited by Grant Thornton LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated in this Registration Statement in reliance upon the authority of said firm as experts in accounting and auditing.

                                    LEGAL MATTERS

     The legality of the offered common shares has been passed upon for us by Rosenberg & Liebentritt, P.C., Chicago, Illinois. Certain tax matters have been passed upon by Hogan & Hartson L.L.P., our special tax counsel. Rosenberg & Liebentritt, P.C. will rely on Hogan & Hartson L.L.P. as to certain matters of Maryland law.

===============================================================================

   NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS
 PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON SHARE, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM TO WHOM, IT IS UNLAWFUL TO MAKE ANY
  SUCH OFFER OR SOLICITATION.  NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY
     OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS
              PROSPECTUS OR IN OUR AFFAIRS SINCE THE DATE HEREOF.


                                  -----------------



                                  1,262,264 SHARES



                        EQUITY RESIDENTIAL PROPERTIES TRUST



                        COMMON SHARES OF BENEFICIAL INTEREST






                                  -----------------

                                     PROSPECTUS

                                  -----------------


                                  FEBRUARY ___, 1999

===============================================================================

                                      PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth those expenses for distribution to be incurred in connection with the issuance and distribution of the securities being registered.

Registration Fee............................................       $14,146
Printing and Duplicating Expenses*.........................          5,000
Legal Fees and Expenses*...................................         25,000
Accounting Fees and Expenses*..............................          6,000
Blue Sky Fees and Expenses*................................          5,000
Miscellaneous*.............................................          3,000
                                                                   -------
Total*.....................................................        $58,146

___________
*   Estimated

ITEM 15.  INDEMNIFICATION OF TRUSTEES AND OFFICERS

     Under Maryland law, a real estate investment trust formed in Maryland is permitted to eliminate, by provision in its Declaration of Trust, the liability of trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) acts or omissions established by a final judgment as involving active and deliberate dishonesty and being material to the matter giving rise to the proceeding. The Registrant's Declaration of Trust includes such a provision eliminating such liability to the maximum extent permitted by Maryland law.

     The Maryland REIT law, effective October 1, 1994, permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law ("MGCL") for directors and officers of Maryland corporations. As permitted by the MGCL, the Registrant's bylaws require it to indemnify (a) any present or former trustee, officer or shareholder or any individual who, while a trustee, officer or shareholder, served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Registrant's express request who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding, (b) any present or former trustee or officer or any individual who, while a trustee or officer served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Registrant's express request against any claim or liability to which he may become subject by reason of service in such capacity unless it is established that (i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty,
(ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful and (c) any present or former shareholder against any claim or liability to which he may become subject by reason of such status. In addition, the Registrant's bylaws require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee, officer or shareholder or any individual who, while a trustee, officer or shareholder, served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Registrant's express request made a party to a proceeding by reason of such status, provided that, in the case of a trustee or officer, the Registrant shall have received (1) a written affirmation by such peson of his good faith belief that he has met the standard of conduct necessary for indemnification by the Registrant as authorized or required by the bylaws and (2) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Registrant if it shall ultimately be determined that the applicable standard of conduct was not met. The Registrant's bylaws also (x) permit the Registrant to provide indemnification and payment or reimbursement of expenses to a present or former trustee, officer or shareholder who served a predecessor of the Registrant or to any employee or agent of the Registrant or a predecessor of the Registrant, (y) provide that any indemnification and payment or reimbursement of the expenses permitted by the bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the MGCL for directors of Maryland corporations and (z) permit the Registrant to provide to the trustees and officers such other and further indemnification or payment or reimbursement of expenses to the fullest extent permitted by Section 2-418 of the MGCL for directors of Maryland corporations.

     The Registrant has entered into indemnification agreements with each of its trustees and executive officers. The indemnification agreements require, among other things, that the Registrant indemnify its trustees and executive officers to the fullest extent permitted by law and advance to the trustees and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Registrant must also indemnify and advance all expenses incurred by trustees and executive officers seeking to enforce their rights under the indemnification agreements and may cover trustees and executive officers under the Registrant's trustees and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, as a traditional form of contract it may provide greater assurance to trustees and executive officers that indemnification will be available.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees and officers of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

     The partnership agreements of ERP Operating Limited Partnership and its management subsidiaries also provide for indemnification of the Registrant and its officers and trustees to the same extent that indemnification is provided to officers and trustees of the Registrant in its Declaration of Trust, and limit the liability of the Registrant and its officers and trustees to the Operating Partnership and the Management Partnerships and their respective partners to the same extent that the liability of the officers and trustees of the Registrant to the Registrant and its shareholders is limited under the Registrant's Declaration of Trust.

ITEM 16.  EXHIBITS

4.1  *     -   Second Amended and Restated Declaration of Trust
4.2  **    -   Second Amended and Restated Bylaws
5          -   Opinion of Rosenberg & Liebentritt, P.C.
8          -   Opinion of Hogan & Hartson L.L.P.
23.1       -   Consent of Grant Thornton LLP
23.2       -   Consent of Ernst & Young LLP
23.3       -   Consent of Arthur Andersen LLP
23.4       -   Consent of Rosenberg & Liebentritt, P.C. (included in Exhibit 5)
23.5       -   Consent of Hogan & Hartson L.L.P. (included in Exhibit 8)
24         -   Power of Attorney (filed as part of the signature page to the
               Registration Statement)

____________________

* Included as Exhibit 3.1 to the Company's Current Report on Form 8-K dated May 30, 1997 and incorporated herein by reference.
** Included as Exhibit 3.2 to the Company's Current Report on Form 8-K dated May 30, 1997 and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS
The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of Securities (if the total dollar value of Securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

PROVIDED, HOWEVER, that subparagraphs (i) and (ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or arrangements whereby the registrant may indemnify a trustee, officer or controlling person of the registrant against liabilities arising under the Securities Act of 1933, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                     SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on February 25, 1999.

                         EQUITY RESIDENTIAL PROPERTIES TRUST

                         By:  /s/ Douglas Crocker II
                            ---------------------------------------------------
                              Douglas Crocker II, President, Chief Executive Officer and Trustee

                                 POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Douglas Crocker II and Sheli Z. Rosenberg, or either of them, his attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith or in connection with the registration of the Securities under the Exchange Act, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on February 25, 1999:

Name
----

/s/ Samuel Zell                                   Chairman of the Board of Trustees
-------------------------------------------
Samuel Zell


/s/ Douglas Crocker II                            President, Chief Executive Officer and Trustee
-------------------------------------------
Douglas Crocker II


/s/ David J. Neithercut                           Executive Vice President and Chief Financial Officer
-------------------------------------------
David J. Neithercut


/s/ Michael J. McHugh                             Executive Vice President, Chief Accounting Officer and
-------------------------------------------
Michael J. McHugh                                 Treasurer


/s/ Gerald A. Spector                             Executive Vice President, Chief Operating Officer and Trustee
-------------------------------------------
Gerald A. Spector


/s/ Stephen O. Evans                              Executive Vice President and Trustee
-------------------------------------------
Stephen O. Evans


/s/ Sheli Z. Rosenberg                            Trustee
-------------------------------------------
Sheli Z. Rosenberg


/s/ James D. Harper, Jr.                          Trustee
-------------------------------------------
James D. Harper, Jr.


/s/ Errol R. Halperin                             Trustee
-------------------------------------------
Errol R. Halperin


/s/ John Alexander                                Trustee
-------------------------------------------
John Alexander


/s/ B. Joseph White                               Trustee
-------------------------------------------
B. Joseph White


/s/ Henry H. Goldberg                             Trustee
-------------------------------------------
Henry H. Goldberg


/s/ Jeffrey H. Lynford                            Trustee
-------------------------------------------
Jeffrey H. Lynford


                                                  Trustee
-------------------------------------------
Edward Lowenthal


/s/ Boone A. Knox                                 Trustee
-------------------------------------------
Boone A. Knox


/s/ Michael N. Thompson                           Trustee
-------------------------------------------
Michael N. Thompson

                                   EXHIBIT INDEX


 Exhibit                        Exhibit
 Number                       Description
--------                      -----------
4.1     *      Second Amended and Restated Declaration of Trust

4.2     **     Second Amended and Restated Bylaws

5              Opinion of Rosenberg & Liebentritt, P.C.

8              Opinion of Hogan & Hartson L.L.P.

23.1           Consent of Grant Thornton LLP

23.2           Consent of Ernst & Young LLP

23.3           Consent of Arthur Andersen LLP

23.4           Consent of Rosenberg & Liebentritt, P.C. (included in Exhibit 5)

23.5           Consent of Hogan & Hartson L.L.P. (included in Exhibit 8)

24 Power of Attorney (filed as part of the signature page to the Registration Statement)

____________________

* Included as Exhibit 3.1 to the Company's Current Report on Form 8-K dated May 30, 1997 and incorporated herein by reference.
** Included as Exhibit 3.2 to the Company's Current Report on Form 8-K dated May 30, 1997 and incorporated herein by reference.